EXHIBIT 99.1

FDA APPROVES BIOGEN’S AMEVIVE® (alefacept) FOR TREATMENT OF PSORIASIS
AMEVIVE is the first biologic treatment approved for psoriasis

Cambridge, MA — 1/31/2003 - Biogen, Inc. (NASDAQ/BGEN) today announced that the U.S. Food and Drug Administration (FDA) has approved AMEVIVE ® (alefacept) for the treatment of adult patients with moderate-to-severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy.

Psoriasis is an autoimmune skin disease in which skin cells multiply 10 times faster than the normal rate. The excess cells pile up on the skin’s surface, forming red, raised, scaly plaques that can be painful and disfiguring. Psoriasis affects about 80 million people worldwide and 4.5 million U.S. adults. Approximately 1.5 million U.S. psoriasis patients suffer from moderate-to-severe disease. According to a survey conducted by the National Psoriasis Foundation (NPF), one-third of these patients reported they were dissatisfied with current therapies.

Kenneth Gordon, M.D., Department of Dermatology, Northwestern University, and AMEVIVE clinical investigator, said, “AMEVIVE is unique because it seems to have a long-lasting effect. In our clinical trials, patients took the medication for 12 weeks and then stopped treatment for several months. During this time off treatment, many of our patients had prolonged remission of their disease. A number of my patients have told me that AMEVIVE has made a real difference in their lives, giving them more confidence and allowing them to enjoy their favorite activities again.”

James C. Mullen, Biogen’s Chairman and Chief Executive Officer, said, “The availability of AMEVIVE is important because it offers a unique treatment option with the potential to provide patients with months free from both psoriasis and its treatment. For the last 15 years, Biogen has committed itself to the research and development of AMEVIVE. We are proud to offer new hope for people with moderate-to-severe psoriasis.”

Gail M. Zimmerman, President and CEO of the National Psoriasis Foundation said, “Many people in the public mistakenly think that psoriasis is a mild disease, a dandruff problem. It is far from that for many people. It can be emotionally and physically debilitating. AMEVIVE represents a new class of drugs that probably represents one of the biggest advances for psoriasis in 20 years. This is exciting news for people with psoriasis.”

AMEVIVE must be administered under the supervision of a physician. AMEVIVE induces dose-dependent reductions in CD4+ and CD8+ T-lymphocyte counts. CD4+ T-lymphocyte counts should be monitored weekly during the 12-week dosing period and used to guide dosing. AMEVIVE is an immunosuppressive agent and could increase the risk of malignancies or infections. Adverse events commonly observed in the first course of placebo-controlled clinical trials with at least 2 percent or higher incidence in patients treated with AMEVIVE compared to those treated with placebo were: pharyngitis, dizziness, increased cough, nausea, pruritus, myalgia, chills, injection site pain, injection site inflammation and accidental injury.

People with mild psoriasis can often control their disease with topical agents, but more than one million patients with moderate-to-severe psoriasis worldwide require ultraviolet or systemic therapies. AMEVIVE is a systemic therapy that works by helping to rebalance the overactive cells in the immune system that cause psoriasis. These cells, called T cells are the “messengers” of disease in psoriasis and other autoimmune disorders. AMEVIVE is designed to reduce the number of these disease-causing cells. As measured in the Phase III clinical trials, PASI score improvement correlated with a reduction in T cells, confirming the importance of targeting them to control the disease.

More than 1,000 patients at 100 sites in the United States, Europe and Canada were enrolled in the Phase III clinical trials, which were conducted as double-blind, placebo-controlled studies. Patients in the trials were aged 16-84 years with chronic plaque psoriasis that covered at least 10 percent of their total body surface area.

AMEVIVE will be available on Monday, February 3, 2003 via two distribution options: direct distribution to a physician’s office or a specialty pharmacy. Both options can be reached through the toll free number 1-866-AMEVIVE. Physicians will administer AMEVIVE to patients in their office as a 12-week course of IM or IV formulations. AMEVIVE for intramuscular injection contains 15mg alefacept per 0.5 mL of reconstituted solution. AMEVIVE for intravenous injection contains 7.5 mg alefacept per 0.5 mL of reconstituted solution. Acquisition price will range from approximately $7,000-$10,000 per course depending on dosing. Average Wholesale Price (AWP) will be set by Redbook and First Data Bank and should be available next week. AMEVIVE may be reimbursed as a medical or a pharmacy benefit depending upon a patient’s insurer. Physicians will be able to obtain delivery of AMEVIVE directly to their offices regardless of a patient’s insurance coverage profile.

Information about AMEVIVE, including prescribing information, and its comprehensive support services, will be available through a single toll-free number (1-866-AMEVIVE), and via www.amevive.com. Services for AMEVIVE include patient and healthcare provider support; reimbursement support; logistics; and the award-winning website www.psoriasissupport.com.

About Biogen

Biogen is the world’s oldest independent biotechnology company and a leader in biologics research, development and manufacturing. A pioneer in leading edge research in immunology, neurobiology and oncology, Biogen brings novel therapies to improve patients’ lives around the world through its global marketing capabilities. For press releases and additional information about the company, please visit http://www.biogen.com.

Safe Harbor

This press release contains forward-looking statements regarding the potential for AMEVIVE. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. There is no assurance, for example, that all experiences with AMEVIVE will be the same or that AMEVIVE will not be affected by unexpected new data or technical issues or by intellectual property disputes. With respect to patents, the Company believes it has broad patent protection covering AMEVIVE, including composition of matter, method and use claims. The Company is aware of certain patents relating to immunoadheson technology, has had discussions with Genentech regarding licensing, and is evaluating the patents to determine next steps. The potential for AMEVIVE may also be influenced by reimbursement and pricing decisions and the introduction of competitive products. For more detailed information on risks and uncertainties associated with AMEVIVE and the Company’s activities see the Outlook section in MD&A of the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

Conference Call And Webcast

The company will host a call for investors at 8:30 a.m. EST on January 31, 2003, and will be accessible through the investor relations section of Biogen’s homepage, http://www.biogen.com.

Video News Release

Satellite feed for the Video News Release will be available Friday, January 31, 2003 at the following times and coordinates:

10:00 AM — 10:15 AM EST
Telstar 5 (C-BAND)
Transponder 8
Downlink 3860 H
Audio 6.2/6.8

1:00 PM — 1:15 PM EST
Telstar 5 (C-BAND)
Transponder 6
Downlink 3860 H
Audio 6.2/6.8

Media Contact:
Amy McKnight
Associate Director, Public Affairs

Biogen, Inc.
Tel: (617) 914-6524

Investment Community Contact:
Elizabeth Woo
Senior Director, Investor Relations
Biogen, Inc.
Tel: (617) 679-2812